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                                                                 EXHIBIT (10)(F)

                                                               February 25, 1997
Ley S. Smith
Pharmacia & Upjohn
7000 Portage Road
Kalamazoo, MI 49001
U S A




Dear Ley:

To confirm our understanding in order to induce you to continue your employment with the Company beyond the date you might otherwise have retired, your Severance Agreement with the Company dated March 15, 1995 (the "Severance Agreement"), will be amended to provide that you (or your beneficiary or estate) will receive the severance pay and other benefits provided in the Severance Agreement if you terminate employment, or if you die or become permanently disabled (while employed by the Company or one of its affiliates), on or prior to the later of the date of November 2, 1997 or the date 90 days after the Company's new President and Chief Executive Officer assumes office. In addition, upon termination of your employment, you shall be eligible to receive benefits equivalent to those provided under the Company's Pre-Retirement Terminal Leave of Absence Program for U.S. based employees.

If you agree to this amendment to your Severance Agreement, please sign and date below, upon which such amendment will be effective.

Very truly yours



JAN EKBERG
PRESIDENT AND CHIEF EXECUTIVE OFFICER




AGREED AND ACCEPTED AS OF THIS ____________ DAY OF FEBRUARY, 1997.

____________________________________
LEY SMITH